Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FUSIONSTORM GLOBAL INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

FusionStorm Global Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is FusionStorm Global Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 19, 2009 under the name Synergy Acquisition Corp.; and that a Certificate of Amendment of Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on May 24, 2011.

SECOND: That the Certificate of Incorporation of this corporation, as amended to date, shall be amended and restated in its entirety to read as follows:

I.

The name of this corporation is FusionStorm Global Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

IV.

A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one-hundred ten million (110,000,000), consisting of one-hundred million (100,000,000) shares of common stock, par value $0.01 per share and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

B. Eight million (8,000,000) of the shares of common stock which the Corporation has the authority to issue are hereby designated and shall be known as “Special Common Stock” (the “Special Common Stock” and, together with the shares of common stock which the Corporation has the authority to issue which are not so designated, the “Common Stock”).

C. Immediately following the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of Common Stock issued and outstanding or held in treasury of the Corporation immediately prior to the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware shall automatically be split and changed into one-hundred fifty thousand (150,000) fully paid and non-assessable shares of Common Stock without any further action by the holders of such shares (the “Stock Split”).

Each holder of record of a certificate or certificates for one or more shares of Common Stock prior to the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware shall be entitled to receive, as soon as practicable following surrender of such certificate or certificates, a certificate representing the number of shares of Common Stock to which such holder shall be entitled pursuant to the Stock Split. Any certificate for shares of Common Stock not so surrendered shall be deemed to represent shares of Common Stock issuable upon its surrender pursuant to the Stock Split.

D. The Board of Directors is authorized, without further stockholder approval and subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

E. Subject to all of the rights, powers and preferences of any class or series of Preferred Stock which may be issued and outstanding from time to time, and except as otherwise required by law or by this Article IV:

1. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designations).

2. Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available therefor, but only when and as declared by the Board of Directors or any properly authorized committee thereof.

3. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the distribution or payment to the holders of shares of any class or series of Preferred Stock then issued and outstanding, if any, as provided by the Board of Directors with respect to any such class or series Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them.

F. Subject to all of the rights, powers and preferences of any class or series of Preferred Stock which may be issued and outstanding from time to time, and except as otherwise required by law or by this Article IV:

1. The holders of Preferred Stock and the holders of Common Stock shall be entitled to vote upon the election of directors in accordance with the terms of this Amended and Restated Certificate of Incorporation; provided, however, that, each outstanding share of Special Common Stock shall entitle the holder thereof to one-tenth (0.1) of one vote with regard to any such election of directors.

2. Apart from the difference in voting power set forth in Article IV, Section F, Part 1 of this Amended and Restated Certificate of Incorporation, the shares of Special Common Stock shall rank pari passu with and shall have rights and privileges equal to the rights and privileges of shares of the Corporation’s authorized common stock not designated as Special Common Stock (including, without limitation, in liquidation and as to dividends whether paid in cash, capital stock or other property).

3. Any share of Special Common Stock which is transferred by its holder to a party (whether a natural person or an entity) which party is not (i) a party (a “Prior Stockholder”) which held shares of the Corporation’s capital stock prior to the initial public offering of the Corporation’s common stock, (ii) a party related to any Prior Stockholder in any manner described in Section 267(b) or 707(b) of the Internal Revenue Code of 1986, as amended and in effect as of the date hereof (the “Code”), or (iii) a party through which ownership of shares of the Corporation’s capital stock could be attributed to any Prior Stockholder under the provisions of Section 318 of the Code, shall, immediately following such transfer, automatically and without any further action, convert into one share of the Corporation’s authorized common stock (subject to adjustment in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction) not designated as Special Common Stock.

V.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

VI.

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board and may not be fixed by any other person(s).

B. The Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the directors first elected, assigned or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VII.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VIII.

The Board of Directors is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation as prescribed by law; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

IX.

In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Amended and Restated Certificate of Incorporation; provided, however, that any amendment or repeal of Sections C or D of Article V or any provision of Article VI, Article VIII or this Article IX shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

THIRD: That this Amended and Restated Certificate of Incorporation has been approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That this Amended and Restated Certificate of Incorporation, which amends and restates the provisions of the Corporation’s heretofore existing Certificate of Incorporation, as amended, in its entirety, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ___ day of _________, 2011.

By:
[name, title]